EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36277 on Form S-8 of our reports, relating to the financial statements and financial statement schedule of Reading International, Inc. and subsidiaries (the “Company”) dated March 16, 2009, October 16, 2009 as to the effects of the retrospective application of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51 and of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and correction of an error discussed in Note 28 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 and an explanatory paragraph referring to the effects of the retrospective application of Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51 and for the retrospective application of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets for a previously reported discontinued operation) appearing in this Annual Report on Form 10-K/A of Reading International, Inc. and subsidiaries for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Los Angeles, California
October 16, 2009